Date: March 20, 2018

Dear Mr. Lepore,

This appointment letter (the "Letter Agreement") shall record all the agreements and understandings between MobileSmith, Inc., a Delaware Corporation (the "Company") and Mr. Lepore (the “Board Member” or “You”), in connection with your appointment as an Advisor and Board Member of the Company in a non-executive capacity and for the other purposes listed hereunder.

Subject to Company's shareholders’ approval and your execution below, the terms of your engagement with the Company will be as follows:

1.
Advisory Services. You will serve as a member of the Company's board of directors and advise the Company's management at reasonable times, on matters related to Company’s actual and planned business, as requested by the Company, including without limitation: (i) corporate strategy, marketing and business development aspects, and product positioning; (ii) advise the Company's CEO (as defined below) on the strategy and business development of the Company; (iii) use your contacts to connect the Company with high level customers, strategic partners and/or Potential Acquirers (as defined below); and (iv) assist the Company's CEO in closing transactions with Potential Acquirers and other business partners and/or large customers (the tasks listed above are collectively referred to as the “Board Services”).

2.
Scope. You will be expected to devote such reasonable time as may be necessary in order to render the board member services to the Company in a good manner. Company's expectation is that you will attend each meeting (either in person or via telephone) of the board of directors/advisors, provided however that you will not be required to arrive in person to more than one board meeting or meetings outside of the USA per annum. As part of your Board Services you will allocate at least one call per month with management of the company. Once a quarter you will be required to attend the Board of Directors meeting either on the phone or in person.

3.
Fiduciary Duty. You will be subject to all duties, rights and responsibilities under the Company’s articles of incorporation as shall be in force from time to time and under any applicable law.

4.
Options. In consideration for the Board Services and subject to the approval of the board of directors of the Company, the Company will grant You Options to purchase 366,980 Shares of the Company (the “Options”) which constitute as of the date hereof .63% of the total shares of the Company on a fully diluted basis (subject to adjustment to reflect any share dividend, share split or other similar event). The exercise price of the Options shall be USD $1.5 (or market price as of the day of signing this Agreement). The Options shall vest on a quarterly basis over a period of 3 years (0.0559% every three months) beginning on April 2, 2018 (the "Date of Grant"). The term of the options will be 7 years beginning April 2, 2018.

5.
Acceleration. In the event that following the Date of Grant there shall occur a: (i) consolidation or merger of the Company (where the Company is not the surviving entity or in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity); or (ii) sale of all or substantially all of Company's assets or shares, or (iii) consummation of an initial public offering of Company’s securities (each, a “Triggering Event”), then vesting of the Options shall be accelerated, so that upon consummation of such Triggering Event, all Options under Section 4 above shall immediately and automatically vest; provided, however, that this Letter Agreement has not expired or terminated prior thereto. Board member shall have no more than 30 calendar days from the announcement of the Triggering Event to exercise his Options or he shall forfeit any right and/or Options.

6.
Additional Compensation.

     6.1
Monthly retainer of USD 2,500 paid with bank check or wire transfer.

7.
Each party shall bear its own costs and expenses associated with its responsibilities hereunder. Notwithstanding the above, the Company shall bear any reasonable expenses actually incurred by You in connection with the performance of the Board Services and/or Advisory Services, provided that such expenses are approved in advance by Company’s CEO in writing and against validly issued receipts. Each party shall bear its own tax expenses, and without derogating from the above, the Company shall be entitled, subject to any applicable law, to withhold any taxes from any amount transferred under this Letter Agreement. The Advisor will be solely responsible for any tax liability resulting from any payment or grant of shares/options under this Letter Agreement. You are hereby confirming that you had sufficient opportunity to obtain the advice of a tax counsel prior to executing of this Letter Agreement and fully understood the content of this Section 7.

8.
Your entitlement to the compensation specified in Sections 4-6 shall be the sole remuneration, compensation, commission and/or fee in connection with your engagement with the Company.

9.
You hereby agree and undertake to comply with and observe the terms of the non disclosure undertaking attached hereto as Exhibit A.

10.
Board Member shall not incur or purport to incur any liability or commitment on behalf of the Company or make or give any promises, representations, warranties or guarantees with respect to the Company or the Company's products, except as such are expressly directed by Company in writing.

11.
The Board Member acknowledges that the Company has the exclusive right, interest and title in and to the Company's products and other proprietary information, and shall not, by virtue of this Letter Agreement or otherwise, acquire any proprietary rights whatsoever in or to the products and/or any of the Company's intellectual property rights nor make any representation to having any interest in or to the Company's products and/or any of the Company's intellectual property rights.

12.
The Board Member's rights and obligations hereunder are personal and may not be assigned or delegated to any consultants, representatives, agents or any other person. The relationship between you and the Company is not of an employer-employee nature, and you are, and shall be, an independent Board Member.

13.
No amendment to this Letter Agreement shall be effective unless it is in writing and signed by the CEO or Chairman of the Company.

14.
If you agree to the terms and provisions set forth above, please sign at the designated space below and return one copy of this Letter Agreement to the undersigned.

  Very truly yours,

/s/    Randy Tomlin
Randy Tomlin,  Chairman of the Board
MobileSmith, Inc

Acknowledged and agreed:

/s/    Jerry Lepore
Mr. Jerry Lepore

MobileSmith, Inc. ● 5400 Trinity Rd, Suite 208, Raleigh, NC 27607